Exhibit 99.1

ATWOOD OCEANICS ANNOUNCES THAT IS HAS BEEN CHOSEN FOR EXCLUSIVE NEGOTIATIONS FOR ONE OF ITS DRILLSHIPS UNDER CONSTRUCTION
FOR IMMEDIATE RELEASE
HOUSTON, November 10, 2015-- Atwood Oceanics, Inc. (NYSE: ATW) announced today that one of its subsidiaries has received a letter confirming that it has been chosen to enter exclusive negotiations with an undisclosed operator to conclude agreement on a drilling program offshore Brazil commencing in the third quarter of 2017. The letter specifies that either the Atwood Admiral or Atwood Archer, ultra-deepwater drillships currently under construction at the Daewoo Shipbuilding & Marine Engineering Co., Ltd yard in South Korea, would be contracted to drill the program. The letter specifies a number of contractual items that have been agreed by the parties, including the commercial rates, well count, minimum term length, and rig acceptance criteria.
Atwood Oceanics, Inc. is a leading offshore drilling contractor engaged in the drilling and completion of exploratory and developmental wells for the global oil and gas industry. The Company currently owns 11 mobile offshore drilling units and is constructing two ultra-deepwater drillships. The Company was founded in 1968 and is headquartered in Houston, Texas. Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol "ATW."
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Contact: Mark W. Smith
Senior Vice President and CFO
(281) 749-7840
Forward Looking Statements

Statements contained in this press release with respect to the future, including information regarding the letter for exclusive negotiations, are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements are subject to numerous risks, uncertainties and assumptions and actual results could differ materially from those anticipated as a result of various factors including: uncertainties related to the level of activity in offshore oil and gas exploration and development; oil and gas prices; competition and market conditions in the contract drilling industry; our ability to enter into and the terms of future contracts; possible cancelation or suspension of drilling contracts; the availability of qualified personnel; labor relations; operating hazards and risks; terrorism and political and other uncertainties inherent in foreign operations (including risk of war, civil disturbances, seizure or damage to equipment and exchange and currency fluctuations); the impact of governmental and industry laws and regulations; and environmental matters. These factors and others are described and discussed in our most recently filed annual report on Form 10-K, in our Forms 10-Q for subsequent periods and in our other filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Each forward looking statement speaks only as of the date of the particular statement and we undertake no duty to update the content of this press release or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.